EXHIBIT 10.1
Note: Certain Exhibits to the Intellectual Property Purchase Agreement may make reference to Agreements as Exhibits, all of which are included herein. Redundant Exhibits are omitted.
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CONTENTS

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

PURCHASED ASSETS

SENIOR SECURED CORPORATE PROMISSORY NOTE

INTELLECTUAL PROPERTY PLEDGE AND SECURITY AGREEMENT

ANTI-DILUTION AGREEMENT

ROYALTY AGREEMENT

PATENT ASSIGNMENT

TRADEMARK ASSIGNMENT

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

by and among

PARALLAX BEHAVIORAL HEALTH, INC.,

PARALLAX HEALTH SCIENCES, INC., and

DATA HEALTH PARTNERS, INC.

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (the “Agreement”), executed this 11th day of May, 2022, is effective as of April 13, 2022 (the “Effective Date”), by and among Parallax Behavioral Health, Inc., a Delaware corporation (“Seller”), and Parallax Health Sciences, Inc., a Nevada corporation and sole shareholder of Seller (“Parallax”), on the one hand, and Data Health Partners, Inc., a Delaware corporation (“Buyer”), on the other hand, hereinafter collectively referred to as the “Parties”.

WHEREAS, Buyer is a newly formed company engaged in the business of intellectual property commercialization through the licensing and enforcement of intellectual property services and products (the “Business”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets, as set forth in Exhibit A attached herewith, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.PURCHASE AND SALE OF ASSETS

Section 1.1.Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest, as of the Closing, in and to the intellectual properties and rights set forth in Exhibit A attached herewith (collectively, the “Purchased Assets”).

Section 1.2.Excluded Liabilities and Assets.  Seller is not selling any of its assets to Buyer other than the Purchased Assets.  Buyer does not assume any liability or obligation of Seller, in connection with Buyer’s purchase of the Purchased Assets pursuant to this Agreement.

Section 1.3.Purchase Consideration. The Parties agree to the following as good and sufficient consideration for the sale by Seller of the Purchased Assets to Buyer:

(a)Corporate Promissory Note.  Buyer shall issue a ten (10) year interest-bearing Corporate Promissory Note to Seller, in the form attached herewith as Exhibit B-1, providing for the payment to Seller of twenty million dollars ($20,000,000), plus accrued interest at a rate of three percent (3%) per annum, on the terms and conditions set forth therein.

(i)Intellectual Property Pledge and Security Agreement.  Buyer shall enter into an Intellectual Property Pledge and Security Agreement with the Seller, in the form attached herewith as Exhibit B-2, that will pledge the Purchased Assets as collateral for the Corporate Promissory Note.

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(b)Equity.  At Closing, Buyer shall issue to the Parallax shareholders of record (the “Parallax Shareholders”) on the record date of April 13, 2022 (the “Record Date”), an aggregate of three million nine hundred sixty thousand three hundred forty-four (3,960,344) shares of the Buyer’s Common Stock.

(i)Buyer shall enter into an Anti-Dilution Agreement with the Seller, in the form attached herewith as Exhibit C, providing for dilution protection for the common stock issued by the Buyer to the Parallax Shareholders.

(c)Royalty Agreement.   Buyer shall enter into a Royalty Agreement with Seller (“Royalty Agreement”), in the form attached herewith as Exhibit D providing for payment to the Seller by the Buyer of two and one-half percent (2.5%) of the Adjusted Gross Revenues generated from the Purchased Assets on the terms and conditions set forth therein.

Section 1.4.Closing Transactions.

(a)Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the Transactions (the “Closing”) will take place at 12:00 p.m., Los Angeles, California time, on a date to be specified by the Parties (the “Closing Date”), which shall be not later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Parallax Health Sciences, Inc., at 3415 S. Sepulveda Blvd., Suite 1100-6592, Los Angeles, CA 90034, or via virtual electronic meeting whereby all Parties are present, unless another time, date or place is agreed to in writing by the Parties; provided, however, that the Parties shall use reasonable efforts to conduct the Closing by mail, electronic mail, and overnight delivery so as not to require the personal attendance of the parties at the Closing.

(b)Actions and Deliveries by Seller. At the Closing, Seller shall deliver to Buyer:

(i)the Patent Assignment dated as of the Closing Date and duly executed by Seller, in the form attached herewith as Exhibit E; and

(ii)the Trademark Assignment dated as of the Closing Date and duly executed by Seller, in the form attached herewith as Exhibit F; and

(iii)a NOBO (non-objecting beneficial owners) list of the publicly traded securities of Parallax, identifying the Parallax Shareholders as of the Record Date; and

(iv)the certificates and documents required to be delivered by Seller pursuant to Sections 7.1 and 7.2; and

(v)all such other instruments of assignment and transfer as are reasonably required to effect the transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Assets in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer and Seller.

(c)Actions and Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

(i)the Corporate Promissory Note dated as of the Closing Date and duly executed by Buyer, in the form attached herewith as Exhibit B-1; and

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(ii)the Intellectual Property Pledge and Security Agreement dated as of the Closing and duly executed by the Buyer, in the form attached herewith as Exhibit B-2; and

(iii)the Anti-Dilution Agreement dated as of the Closing Date and duly executed by Buyer, in the form attached herewith as Exhibit C; and

(iv)the Royalty Agreement dated as of the Closing Date and duly executed by Buyer, in the form attached herewith as Exhibit D; and

(v)the certificates and documents required to be delivered by Buyer pursuant to Sections 7.1 and 7.3.

ARTICLE II.REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.Seller hereby represents and warrants to Buyer that, to the best of “Seller’s Knowledge” (as hereinafter defined) and except as set forth in the disclosure schedule delivered by Seller to Buyer and attached hereto and made a part hereof (the “Seller Disclosure Schedule”):

Section 2.1.Organization.  Seller is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 2.2.Authority Relative to this Agreement and Related Matters.  Seller has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby (the “Transactions”) have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by Buyer, no further action or approval, corporate or otherwise, is required in order to constitute this Agreement as a valid and binding obligation of Seller enforceable in accordance with its terms.

Section 2.3.No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by Seller do not, and the consummation by Seller of the Transactions will not, (a) conflict with or violate the certificate of incorporation or bylaws, each as amended to date, of Seller, (b) conflict with or violate any Law or Order applicable to Seller or by which Seller or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Seller is a party or by which Seller or any of its properties is bound, or (d) require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except (i) as set forth in Section 2.3 of the Seller Disclosure Schedule, or (ii) for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Section 2.4.Absence of Litigation.  Except as disclosed in Section 2.4 of the Seller Disclosure Schedule and disclosed in Parallax’s last Form 10-K filed with the US Securities and Exchange Commission for period ended December 31, 2019, as of the date hereof, (a) there is no private or governmental action, suit, proceeding, litigation, arbitration or investigation (“Action”) pending or, to the knowledge of Seller, threatened against Seller before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no legally binding judgment, decree, order, injunction, decision or

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award of any Governmental Authority (“Order”) against Seller that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 2.5.Purchased Assets. Section 2.5 of the Seller Disclosure Schedule sets forth a list of all registrations and applications for registration in respect of the Purchased Assets. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, Seller owns (beneficially and of record) all right, title and interest in and to all Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, the Purchased Assets and all of the pending Letters Patent and trademark applications (if any) related to the Purchased Assets have been duly filed in the jurisdiction named in each such application, are being actively prosecuted and have not been abandoned or allowed to lapse. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there is no Action that is pending or, to the knowledge of Seller, threatened that challenges the rights of Seller in respect of any Purchased Assets or the validity, enforceability or effectiveness thereof. Seller has not received any written communication alleging that it has infringed the Intellectual Property rights of any third party and there are no Actions that are pending or, to the knowledge of Seller, threatened against Seller with respect thereto. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, to the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the Purchased Assets by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Buyer pursuant to this Agreement of all right, title and interest in and to the Purchased Assets owned by Seller throughout the world; provided, however, that Seller does not represent, warrant or covenant that any rights in or to the Purchased Assets exist anywhere outside of the United States of America.

ARTICLE III.REPRESENTATIONS AND WARRANTIES OF BUYER

Section 3.Buyer hereby represents and warrants to Seller that, except as set forth in the disclosure schedule delivered by Buyer to Seller and attached hereto and made a part hereof (the “Buyer Disclosure Schedule”):

Section 3.1.Organization.  Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite limited liability company or corporate power and authority (as the case may be) to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2.Authority Relative to this Agreement and Related Matters.  Buyer has all necessary corporate power and authority, as the case may be, to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Buyer of this Agreement and the consummation by the Buyer of the Transactions has been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

Section 3.3.No Conflict; Required Filings and Consents.  The execution and delivery of this Agreement by Buyer does not, and the consummation of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer or by which Buyer has any of their respective properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Buyer is a party or by which Buyer or any of their respective properties is bound, or (d) require Buyer to obtain any consent, approval, authorization or permit of, or to make any filing with or notification

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to, any Governmental Authority, except (i) as set forth in Section 3.3 of the Buyer Disclosure Schedule, or (ii) for any filings required pursuant to the Exchange Act.

Section 3.4.Absence of Litigation.  Except as disclosed in Section 3.4 of the Buyer Disclosure Schedule, as of the date hereof, (a) there is no Action pending or, to the knowledge of Buyer, threatened against Buyer or before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Buyer that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 3.5.Data.  Buyer agrees that it shall not, nor permit others to, use any data or information relating to “personal health information” as that term is defined under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, or any other Data (as defined in Article XI of this Agreement) obtained through the acquisition of the Purchased Assets, and Buyer agrees it shall not, nor permit others to, disclose or disseminate such information to any Person without the prior written consent of the Seller, and, in all such cases, subject to applicable Law.

ARTICLE IV.COVENANTS OF SELLER

Section 4.1.Conduct of Seller Pending the Closing.  Seller shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Buyer:

(a)take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Seller herein untrue or incorrect in any material respect;

(b)sell, lease, license, encumber, transfer or otherwise dispose of any Purchased Assets; and

(c)agree to do any of the foregoing.

Section 4.2.Notification of Certain Events.  Seller shall give prompt notice to Buyer if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Seller of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Seller, or any of its properties, with respect to the Transactions and/or any of the Purchased Assets. No such notice to Buyer shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

ARTICLE V.COVENANTS OF BUYER

Section 5.1.Representations and Warranties.  Buyer covenants and agrees that, except as otherwise contemplated by this Agreement or unless Seller shall give its prior written consent, Buyer shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Buyer herein untrue or incorrect in any material respect.

Section 5.2.Notification of Certain Events.  Buyer shall give prompt notice to Seller if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Buyer of any material notice

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or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Buyer, or any of its properties, with respect to the Transactions. No such notice to Seller shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

Section 5.3.Condition of Purchased Assets. BUYER ACKNOWLEDGES THAT IT IS A SOPHISTICATED INVESTOR IN ASSET PURCHASES OF THE TYPE CONTEMPLATED BY THIS AGREEMENT AND THAT ITS VALUATION OF AND DECISION TO PURCHASE THE PURCHASED ASSETS IS BASED UPON ITS OWN INDEPENDENT EXPERT EVALUATIONS OF SUCH FACTS AND MATERIALS DEEMED RELEVANT BY BUYER. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2 ABOVE, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, COVENANT OR AGREEMENT, IN EACH CASE WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING, OR WITH RESPECT TO THE PURCHASED ASSETS. BUYER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PURCHASED ASSETS, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PURCHASED ASSETS, AND NOT ON ANY MATERIALS AND OTHER INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. BUYER FURTHER ACKNOWLEDGES THAT ANY INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PURCHASED ASSETS WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (i) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION; AND (ii) MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS OTHERWISE EXPRESSLY SPECIFIED HEREIN, BUYER AGREES TO ACCEPT THE PURCHASED ASSETS AND ACKNOWLEDGES THAT THE SALE OF THE PURCHASED ASSETS AS PROVIDED FOR HEREIN IS CONDITIONED ON THE FACT THAT THE PROPERTY IS “AS IS", WHERE IS AND WITH ALL FAULTS”. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 3 ABOVE, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (B) THE INCOME TO BE DERIVED FROM THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (C) THE SUITABILITY OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF) FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREWITH, (D) THE COMPLIANCE OF OR BY THE PURCHASED ASSETS (OR ANY PORTION THEREOF) OR ITS USE WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (F) THE MANNER OR QUALITY OF THE OPERATIONS ENABLED BY THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (G) THE MANNER, QUALITY, OR STATE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (H) THE PAST, PRESENT OR FUTURE USE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), (I) THE RELIABILITY, ACCURACY OR COMPLETENESS OF ANY OF THE PURCHASED ASSETS FOR THE USES INTENDED BY BUYER; AND BUYER HEREBY WAIVES ANY RIGHT TO MAKE ANY CLAIM BASED ON ANY OF THE FOREGOING.

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ARTICLE VI.ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1.Commercially Reasonable Efforts.

(a)Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to vest in Buyer (and any transferee of Buyer) good and marketable title to the Purchased Assets, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b)From time to time after the Closing, at the request of Buyer (or any transferee of Buyer) and at such requesting party’s expense, and without further consideration, Seller agrees on its own behalf, as well as on behalf of its subsidiaries, affiliates, successors, assigns and legal representatives, to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, to Buyer (and any transferee of Buyer) with respect to the Purchased Assets, including without limitation such assignments, agreements and limited powers of attorney as may be needed for recording or effectuating the transfer of the Purchased Assets in the United States. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights by Seller as otherwise set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall execute and deliver to Buyer or obtain for delivery to Buyer, at the request of Buyer and at Buyer’s expense, and without further consideration, any documents required to update record title to the owned Purchased Assets to reflect Buyer (and any transferee of Buyer) as the record owner in each jurisdiction in which such Purchased Assets exists. At the request of Buyer and at Buyer’s expense, and without further consideration, Seller shall reasonably cooperate with Buyer (and any transferee of Buyer) in connection with the registration of the Purchased Assets in jurisdictions outside of the United States.

(c)From time to time after the Closing, at the request of Buyer and at Buyer’s expense, and without further consideration, Seller shall assist Buyer (and any transferee of Buyer) to the extent reasonably necessary for the defense or prosecution of any claim by or against any third party with respect to the ownership, validity, enforceability, infringement or other violation of or by the Purchased Assets, so long as Seller is not named as a party adverse to the Buyer in any such proceeding.

Section 6.2.Public Announcements.  Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

ARTICLE VII.CONDITIONS TO THE CLOSING

Section 7.1.Conditions to Obligations of Each Party.  The respective obligations of each Party to consummate the Transactions shall be subject to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

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Section 7.2.Additional Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)The representations and warranties of Seller set forth in Article II of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Seller Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

(b)Seller shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by Seller hereunder on or prior to the Closing Date, including the deliveries under Section 1.4(b).

(c)Buyer shall have received a certificate of Seller, dated the Closing Date, signed by an officer of Seller, to the effect that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

Section 7.3.Additional Conditions to Obligations of Seller.  The obligation of Seller to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a)The representations and warranties of Buyer set forth in Article III of this Agreement  shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement and by the Buyer Disclosure Schedule, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

(b)Buyer shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date, including the deliveries under Section 1.4(c).

(c)Seller shall have received a certificate of Buyer, dated the Closing Date, signed by an executive officer of Buyer, to the effect that the conditions specified in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.TERMINATION

Section 8.1.Termination.  This Agreement may not be terminated at any time prior to the Closing Date except:

(a)by mutual written consent of Buyer and Seller;

(b)either Seller or Buyer, if the Closing shall not have occurred on or before May 15, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transactions to be consummated on or before the Outside Date;

(c)by either Seller or Buyer if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and non-appealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting

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consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(d)by Buyer (if Buyer is not in material breach of any of the terms or conditions of this Agreement), if there has been a material breach by Seller of any terms or conditions of this Agreement, or if any representation or warranty of Seller shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) (a “Terminating Seller Breach”); provided, that if such Terminating Seller Breach is reasonably curable by Seller, within 30 days after Seller has received written notice from Buyer of such Terminating Seller Breach, through the exercise of its commercially reasonable efforts and for as long as Seller continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 8.1(d) until the earlier of the expiration of such 30-day period and the Outside Date; and

(e)by Seller (if Seller is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a material breach by Buyer of any of terms or conditions of this Agreement, or if any representation or warranty of Buyer shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) (a “Terminating Buyer Breach”); provided, that if such Terminating Buyer Breach is reasonably curable by Buyer, within 30 days after Buyer has received written notice from Seller of such Terminating Buyer Breach, through the exercise of its commercially reasonable efforts and for as long as Buyer continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 8.1(e) until the earlier of the expiration of such 30-day period and the Outside Date.

Section 8.2.Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any breach of this Agreement committed before such termination. Without limiting the foregoing, Section 6.2, this Section 8.2 and Article X shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.9 hereof in lieu of terminating this Agreement pursuant to Section 8.1.  Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under any of the agreements attached as Exhibits to this Agreement, whether or not this Agreement has been terminated.

ARTICLE IX.INDEMNIFICATION PROVISIONS

Section 9.1.Seller’s Indemnification Obligation.  Seller agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Buyer, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Buyer Indemnified Parties”) from and against any damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing Persons arising out of (a) any misrepresentation in or breach of any representation or warranty of Seller contained in Article II of this Agreement and/or (b) any breach of any covenant or agreement of Seller contained in this Agreement.

Section 9.2.Buyer’s Indemnification Obligation.  Buyer agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Seller and its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives (“Seller Indemnified Parties”) from and against any Liabilities incurred by any of the foregoing Persons arising out of (a) any misrepresentation in or breach of any representation or warranty of

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Buyer contained in Article III of this Agreement, (b) any breach of any covenant or agreement of Buyer contained in this Agreement, and (c)  any action, suit, litigation, proceeding at law or in equity, arbitration or governmental investigation against, or threatened against, Seller relating to any matter regarding the Purchased Assets, this Agreement and the Transactions entered into under the terms of this Agreement, except in all cases to the extent any Liabilities arise out of any breach of the Seller’s representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.3.Procedures for Indemnification for Third Party Claims.  For purposes of this Article IX, any Party entitled to be indemnified under Article IX is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article IX is referred to herein as an “Indemnifying Party.” The obligations and liabilities of the Parties under this Article IX with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a)The Indemnified Party shall give the Indemnifying Party prompt written notice of any Liability regarding which it seeks indemnification.  In the event a Liability is the result of a Liability asserted against the Indemnified Party by a third-party to this Agreement (a “Third Party Claim”), the Indemnifying Party may undertake the defense of that claim by representatives chosen by it with the written consent of the Indemnified Party, provided, that, in such event, the Indemnified Party will have the right to participate in such defense through counsel of its own choice.  Any such notice of a Liability shall identify with reasonable specificity the basis for the indemnification claimed, the facts giving rise to the Liability and the amount of the Liability (or, if such amount is not yet known, a reasonable estimate of the amount of the Liability). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession at the expense of the Indemnifying Party. Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

(b)If the Indemnifying Party, within 20 days after notice from the Indemnified Party of any such Liability, notifies the Indemnified Party in writing of its election not to, or fails to, assume the defense thereof in accordance with Section 9.3(a) of this Agreement, the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Liability. Any failure on the part of the Indemnifying Party to notify the Indemnified Party within the time period provided above regarding its election shall be deemed an election by the Indemnifying Party not to assume and control the defense of the Liability.

(c)Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Party shall not, and does not have any authority to, without the prior written consent of the Indemnified Party, settle or compromise any Liability or consent to the entry of judgment which does not include as an unconditional term thereof the unconditional release of the Indemnified Party from all liability with respect to the Liability. The Indemnified Party shall not settle, compromise,  pay or consent to the entry of judgment with respect thereto, any Liability regarding which it has delivered notice of a claim for indemnification to the Indemnifying Party, without first obtaining the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed).  An Indemnifying Party shall be deemed to have consented to a settlement, compromise, payment or judgment by the Indemnified Party if it does not respond to written notice from the Indemnified Party seeking such consent within ten (10) days after delivery of such notice to the Indemnifying Party.

Section 9.4.Indemnification Limitations.

(a)Time Limits On Indemnification. No claim on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 10.1 of

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this Agreement. Notwithstanding the foregoing, if a written claim or written notice is given under Article IX with respect to any representation or warranty prior to the expiration of its survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

(b)Limitations on Damages.

(i)In no event shall Seller be liable for indemnification pursuant to Section 9.1(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Buyer Indemnified Parties exceeds $50,000 (the “Basket”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)). Buyer shall be liable for indemnification pursuant to Section 9.2(a) for all Liabilities which are incurred or suffered by the Seller Indemnified Parties (subject to Section 9.4(b)(ii)).

(ii)Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Seller pursuant to Section 9.1(a) shall not exceed (1) the amount of money actually paid to and received by the Seller from the Buyer, Buyer’s Shareholder or their Affiliates pursuant to the terms of this Agreement and any of the Agreements attached as Exhibits hereto as of the date the notice of requested indemnification is delivered to the Seller, less (2) any amounts of money due to the Seller from the Buyer, Buyer’s shareholders or their Affiliates pursuant to the terms of this Agreement and any of the Agreements attached as Exhibits hereto.

(iii)Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Party to this Agreement shall be liable to any Indemnified Party for any special, incidental, punitive, consequential or similar damages except, in the event a Third-Party Claim results in a judgment against an Indemnified Party by the third-party claimant, then such damages shall be included in the amount of indemnification due the Indemnified Party.

Section 9.5.Exclusive Remedy.  The remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties with respect to the matters arising from or related to this Agreement or the Transactions, except that nothing herein shall prevent a Party from seeking specific performance pursuant to Section 10.9, subject to the provisions thereof, including with respect to the obligations in Section 6.1.

ARTICLE X.GENERAL PROVISIONS

Section 10.1.Survival of Representations and Warranties.  The representations and warranties made by Seller in Article II of this Agreement shall survive until the date that is fifteen (15) months after the Closing Date. The representations and warranties made by Buyer in Article III of this Agreement shall survive until the date that is fifteen (15) months after the Closing Date.

Section 10.2.Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) when delivered by electronic mail or (c) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)if to Buyer:Data Health Partners, Inc.

10586 W Pico Blvd., #1096

Los Angeles, CA 90064

Attention: Calli R. Bucci, CFO

Email: calli.bucci@datahpi.com

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(b)If to Seller:Parallax Behavioral Health, Inc.

3415 S. Sepulveda Blvd., Suite 1100-6592

Los Angeles, CA 90034

Attention: Dr. David Stark, President

Email: davidstark@parallaxhealthsciences.com

with a copy to:Parallax Health Sciences, Inc.

3415 S. Sepulveda Blvd., Suite 1100-6592

Los Angeles, CA 90034

Attention: Dr. David Stark, President

Email: davidstark@parallaxhealthsciences.com

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 10.3.Headings.  The headings contained in this Agreement and the disclosure schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the disclosure schedules. Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 10.4.Entire Agreement.  This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.5.Assignment: Parties in Interest.  Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article IX hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.6.Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.

Section 10.7.Binding Arbitration.  All claims and disputes arising under or relating to this Royalty Agreement are to be settled by binding arbitration in the state of California or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in the area of intellectual property and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.

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Section 10.8.Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.9.Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 10.10.Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 10.11.Fees and Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 8.1.  Notwithstanding the foregoing, in the event the Parties engage in litigation relating to or arising out of this Agreement or the performance thereof, the Parties agree that the Court shall be asked to determine which Party is the prevailing Party to the proceeding or proceedings, and the non-prevailing Party or Parties shall, jointly and severally, be liable to the prevailing Party in the amount of all reasonable attorney’s fees, court costs, and all other expenses, incurred by the prevailing Party to the proceeding in addition to any other relief to which the prevailing Party may be entitled.

Section 10.12.Amendment.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Buyer, Parallax, and Seller.

Section 10.13.Waiver.  At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI.CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

▪“Action” shall have the meaning ascribed to it in Section 2.4.

▪“Adjusted Gross Revenues” shall mean the gross revenues generated from the Purchased Assets, less all costs of goods sold, direct and indirect, as defined within the Royalty Agreement.

▪“Affiliate(s)” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

▪“Agreement” shall have the meaning ascribed to it in the preamble.

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▪“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

▪“Buyer” shall have the meaning ascribed to it in the Preamble.

▪“Buyer Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article III.

▪“Closing” shall have the meaning ascribed to it in Section 1.4(a).

▪“Closing Date” shall have the meaning ascribed to it in Section 1.4(a).

▪“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

▪“Data” means all information gathered in the use or operation of any of the Purchased Assets that identifies or describes an individual or an individual’s record of behavior or action, including without limitation, name, telephone, postal address, phone number, email, date of birth, gender, or any other information identifiable to a specific person, including “personal health information” as that term is defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, to the extent such information exists as of the Closing Date.

▪“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

▪“Exchange Act” shall have the meaning ascribed to it in Section 2.3.

▪“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

▪“Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

▪“Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.

▪“Intellectual Property” means all United States and foreign intellectual property and all other similar proprietary rights, including all (i) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

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▪“Seller’s Knowledge” shall have the meaning ascribed to it in Section 2.6.

▪“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

▪“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 9.1.

▪“Order” shall have the meaning ascribed to it in Section 2.4.

▪“Outside Date” shall have the meaning ascribed to it in Section 8.1(b).

▪“Parties” shall have the meaning ascribed to it in the preamble.

▪“Patent Assignment” means Seller’s Patent Assignment, attached herewith as Exhibit E, whereby, as part of this Agreement, Seller assigns to Buyer all of Seller’s right, title and interest in and to the Purchased Assets, as forth in attached herewith as Exhibit A, in the United States or worldwide.

▪“Patent Application” means all Applications for Letters Patent of the United States and worldwide, as set forth in Exhibit A of this Agreement, and any application for letters patent to be filed in the United States or worldwide in the future, in connection with inventions and improvements in and to the Intellectual Property set forth in Exhibit A of this Agreement.

▪“Permitted Encumbrance” means (i) statutory liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s or similar statutory liens for amounts not yet due or being diligently contested in good faith in appropriate proceedings; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

▪“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

▪“Purchase Consideration” shall mean the purchase price for the Purchased Assets, and have the same meaning ascribed to it in Section 1.3.

▪“Purchased Assets” shall have the meaning ascribed to it in Section 1.1.

▪“R.E.B.O.O.T.” R.E.B.O.O.T. is an acronym for “Reliable Evidence Based Outcomes Optimization Technologies” and is a structured, scalable and sustainable software system used to identify, monitor, and evaluate a single user or an entire organization's progress towards mastery of any achievable task, objective or goal.

▪“Seller” shall have the meaning ascribed to it in the Preamble.

▪“Seller Disclosure Schedule” shall have the meaning ascribed to it in the preamble to Article II.

▪“Shareholder(s)” means any individual or entity owning, directly or indirectly, shares of a corporation’s common stock.

▪“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or

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similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

▪“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

▪“Terminating Buyer Breach” shall have the meaning ascribed to it in Section 8.1(e).

▪“Terminating Seller Breach” shall have the meaning ascribed to it in Section 8.1(d).

▪“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 9.3.

▪“Trademark Assignment Agreement” shall have the meaning ascribed to it in Section 1.4(b)(i).

▪“Transactions” shall have the meaning ascribed to it in Section 2.2.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed this 11th day of May, to be effective as of April 13, 2022.

SELLER:		BUYER:
Parallax Behavioral Health, Inc.		Data Health Partners, Inc.

	/s/ David L. Stark		/s/ Calli R. Bucci
By:	Dr. David L. Stark	By:	Calli R. Bucci
Title:	Chairman, President	Title:	Director, Chief Financial Officer

SELLER:
Parallax Health Sciences, Inc.

/s/ David L. Stark
By:	Dr. David L. Stark
Title:	Chairman, President

*        *        *        *        *

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SCHEDULES AND EXHIBITS

SCHEDULES
●SCHEDULE 1	SELLER DISCLOSURE SCHEDULE
●SCHEDULE 2	BUYER DISCLOSURE SCHEDULE

EXHBITS
●EXHIBIT A	PURCHASED ASSETS
●EXHIBIT B-1	CORPORATE PROMISSORY NOTE
●EXHIBIT B-2	INTELLECTUAL PROPERTY PLEDGE AND SECURITY AGREEMENT
●EXHIBIT C	ANTI-DILUTION AGREEMENT
●EXHIBIT D	ROYALTY AGREEMENT
●EXHIBIT E	PATENT ASSIGNMENT
●EXHIBIT F	TRADEMARK ASSIGNMENT

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SCHEDULE 1

SELLER DISCLOSURE SCHEDULE

These Disclosure Schedules are made pursuant to that certain Intellectual Property Purchase Agreement executed May 11, 2022, and effective as of April 13, 2022 (the “Agreement”), by and among Parallax Behavioral Health, Inc., a Delaware corporation (“Seller”), and Parallax Health Sciences, Inc., a Nevada corporation and sole shareholder of Seller (“Parallax”), on the one hand, and Data Health Partners, Inc., a Delaware corporation (“Buyer”), on the other hand, hereinafter collectively referred to as the “Parties”.

The representations and warranties of Seller in Section 2 of the Agreement are made subject to the exceptions and qualifications set forth herein. These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute separate or additional representations or warranties of Seller.

The inclusion of any information (including dollar amounts) in any section of these Disclosure Schedules is not an admission by Seller that such information is required to be listed in that section or that it is material to or outside the ordinary course of business of Seller. Further, the inclusion of such information may not be used to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

Matters reflected in these Disclosure Schedules are not necessarily limited to matters that are required to be reflected in these Disclosure Schedules per the Agreement. Such additional matters are included for informational purposes only and do not necessarily include other matters of a similar nature.

The information in these Disclosure Schedules is provided solely to make the disclosures to Buyer under the Agreement. Seller does not assume any responsibility for the accuracy of any information herein to any Person that is not a party to the Agreement. The information was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in the Agreement and is subject to any confidentiality provisions between the Parties. In disclosing this information, Seller expressly reserves any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine concerning any of the matters disclosed herein.

[Schedule shared between Buyer and Seller Only - Omitted due to Confidentiality]

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SCHEDULE 2

BUYER DISCLOSURE SCHEDULE

These Disclosure Schedules are made pursuant to that certain Intellectual Property Purchase Agreement executed May 11, 2022, and effective as of April 13, 2022 (the “Agreement”), by and among Parallax Behavioral Health, Inc., a Delaware corporation (“Seller”), and Parallax Health Sciences, Inc., a Nevada corporation and sole shareholder of Seller (“Parallax”), on the one hand, and Data Health Partners, Inc., a Delaware corporation (“Buyer”), on the other hand, hereinafter collectively referred to as the “Parties”.

The representations and warranties of Buyer in Section 3 of the Agreement are made subject to the exceptions and qualifications set forth herein. These Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement and are not intended to constitute separate or additional representations or warranties of Buyer.

The inclusion of any information (including dollar amounts) in any section of these Disclosure Schedules is not an admission by Buyer that such information is required to be listed in that section or that it is material to or outside the ordinary course of business of Buyer. Further, the inclusion of such information may not be used to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

Matters reflected in these Disclosure Schedules are not necessarily limited to matters that are required to be reflected in these Disclosure Schedules per the Agreement. Such additional matters are included for informational purposes only and do not necessarily include other matters of a similar nature.

The information in these Disclosure Schedules is provided solely to make the disclosures to Seller under the Agreement. Buyer does not assume any responsibility for the accuracy of any information herein to any Person that is not a party to the Agreement. The information was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable law, this information is disclosed in confidence for the purposes contemplated in the Agreement and is subject to any confidentiality provisions between the Parties. In disclosing this information, Buyer expressly reserves any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine concerning any of the matters disclosed herein.

[Schedule shared between Buyer and Seller Only - Omitted due to Confidentiality]

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EXHIBIT A

PURCHASED ASSETS

1.Letters Patent of the United States

1.1.United States Patent No. 10,061,812 (Family ID 51533139) issued August 28, 2018, and all related worldwide patents:

Platform For Optimizing Data Driven Outcomes

Abstract: A system, method, server, and computer readable medium for tracking outcome specific data. Input establishing accounts for providers serving clients is received. The accounts are stored in a server. Each of the clients is assigned to one or more of the providers in response to selections from an administrator. Data associated with each of the clients received from the providers is compiled utilizing computing or communications devices in communication with the server. The compiled data is presented visually in response to a user request.

1.2.United States Patent No. 11,144,554 (Family ID 65038812) issued October 12, 2021, and all related worldwide patents:

Platform For Optimizing Goal Progression

Abstract: A system, method, server, and computer readable medium for tracking goal progression. Input establishing accounts for providers serving a client is received. The client is an individual receiving treatment or assistance. The accounts are stored in a server available through one or more networks. The client is assigned to one or more of the providers in response to selections from an administrator. Goals and a plan of action are established for the client in response to treatments and assistance required. Data associated with the client received from the providers is compiled. A determination is made whether thresholds associated with the goals are being met based on the compiled data.

1.3.United States Patent No. 11,151,142 (Family ID 51533139) granted October 12, 2021, and all related worldwide patents:

Platform For Optimizing Goal Progression

Abstract: A system, method, server, and computer readable medium for tracking goal progression. Input establishing accounts for providers serving clients is received. Each of the clients is assigned to one or more of the providers in response to selections from an administrator. Goals are established for each of the clients in response to treatments and assistance required. Data associated with each of the clients received from the providers is compiled. A determination is made whether the goals are being met in response to rules based on the compiled data. Alerts are automatically communicated in response to the compiled data varying from a threshold to become significant for one or more of the clients.

1.4.All related patents filed or to be filed in connection with the aforementioned patents and patent applications, as well as those provided in the Global Dossier included herewith.

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2.Applications for Letters Patent of the United States

2.1.United States Patent Application No. 17/499,725 (Family ID 65038812) filed October 12, 2021, and all related worldwide patent applications:

System And Method For Achieving Goal Progression

Abstract: A system, method, server, and computer readable medium for tracking goal progression. Input is received establishing clients. The clients are individuals receiving treatment or assistance. Each of the clients are assigned to one or more providers in response to selections from an administrator. The one or more providers include at least individuals available to treat or assist each of the clients and one or more biometric devices associated with the clients. Goals are established for each of the clients. Data associated with each of the clients is compiled as received from the one or more providers in the server. A determination is made where the goals are being met in response to the thresholds for the compiled data. Alerts are automatically communicated in response to the compiled data varying from a threshold to become significant for one or more of the clients.

2.2.United States Patent Application No. 17/505,166 (Family ID 51533139) filed October 19, 2021, and all related worldwide patent applications:

System And Method For Tracking Progression Toward A Customized Goal

Abstract: A system, method, server, and computer readable medium for tracking progression toward a customized goal. Input establishing accounts for clients is received. Each of the clients is assigned to one or more of the providers in response to selections from an administrator. Customized goals are established for each of the clients based on treatment or assistance required. Data associated with each of the clients is received from the one or more providers. Data associated with each of the clients received from the providers is compiled. A determination is made whether the customized goals are being met in response one or more thresholds for the compiled data. Alerts are automatically communicated to at least the one or more providers in response to the compiled data varying from the one or more thresholds to become significant for one or more of the clients.

2.3.United States Patent Application No. 17/546,594 (Family ID 1000006016644) filed December 9, 2021, and all related worldwide patent applications:

System And Method For Achieving Goals

Abstract: A system, method, server, and computer readable medium for tracking goal progression. Input is received establishing one or more clients. The one or more clients are individuals receiving treatment or assistance. Each of the one or more clients are assigned to one or more providers in response to selections from an administrator. The one or more providers include at least individuals available to treat or assist each of the one or more clients and one or more biometric devices associated with the one or more clients. Goals are established for each of the one or more clients. Data associated with each of the one or more clients is compiled as received from the one or more providers in the server. A determination is made where the goals are being met in response to the thresholds for the compiled data. Alerts are automatically communicated in response to the compiled data varying from a threshold to become significant for one of the one or more clients.

2.4.All related patent applications filed or to be filed in connection with the aforementioned patents and patent applications, as well as those provided in the Global Dossier included herewith.

Parallax Behavioral Health, Inc.Purchased Assets

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3.Trademarks And Copyrights

3.1.“R.E.B.O.O.T.”  “R.E.B.O.O.T.” is an acronym for “Reliable Evidence Based Outcomes Optimization Technologies” and is a structured, scalable and sustainable software system used to identify, monitor, and evaluate a single user or an entire organization's progress towards mastery of any achievable task, objective or goal.

3.2.The “COMPASS Application.”  The COMPASS Application is a software program which features evidence-based content, decision support and real-time status updates for multiple stakeholders, all aimed at improving physical and behavioral health and wellness. The wealth of data collected through use of the software fuels machine learning algorithms that can be used to establish best practice predictive models to drive value-based health care and reduce lifetime health care spend.

4.Other Intellectual Property

4.1.COMPASS, development work papers, Code, Master Software.

4.2.Confidentiality and Invention Assignment Agreements with employees and consultants.

4.3.Trademarks and service marks related to R.E.B.O.O.T. and COMPASS.

4.4.Key trade secrets and proprietary know-how.

4.5.Technology licenses from third parties to the selling company, if any.

4.6.Software and databases.

4.7.Contracts providing for indemnification of third-parties for IP matters, if any.

4.8.Open-source software used in (or used to create) the seller’s products or services, if any.

4.9.Source Code or object code escrows.

5.Patents and Patent Applications contained within the Global Dossier immediately following.

Parallax Behavioral Health, Inc.Purchased Assets

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GLOBAL DOSSIER

IP Office	Application	Applicant	Title	Application Date	Priority Number	Publication Number	Publication Date
AU	2014228758	1)Grafton School, Inc.,	Platform for optimizing data driven outcomes	03/14/2014	US 14212429 US PCT/US14/29287 US 61791218	AU 2014228758 A1	10/01/2015
US	14212429	1)Marshall, Lisa A., 2)Gaynor, James	PLATFORM FOR OPTIMIZING DATA DRIVEN OUTCOMES	03/14/2014	US 14212429 US 61791218	US 20140280136 A1 US 10061812 B2	09/18/2014 08/28/2018
US	PCT/US14/29287	1)GRAFTON SCHOOL, INC.,	PLATFORM FOR OPTIMIZING DATA DRIVEN OUTCOMES	03/14/2014	US 14212429 US 61791218	WO 2014144749 A1	09/18/2014
GB	201517371			03/14/2014	US 14212429 US PCT/US14/29287 US 61791218	GB 201517371 D0 GB 2526749 A	11/18/2015 12/02/2015
US	16053141	1)Marshall, Lisa A., 2)Gaynor, James	PLATFORM FOR OPTIMIZING GOAL PROGRESSION	08/02/2018	US 14212429 US 16053141 US 61791218	US 20180373763 A1 US 11151142 B2	12/27/2018 10/19/2021
US	16141471	1)Bradley, Nathaniel T., 2)Gaynor, James , 3)Paugh, Joshua S., 4)Arena, Paul	PLATFORM FOR OPTIMIZING GOAL PROGRESSION	09/25/2018	US 16141471 US 61791218 US 14212429 US 16053141	US 20190034494 A1 US 11144554 B2	01/31/2019 10/12/2021
AU	2020100161	1)Parallax Behavioral Health, Inc.,	Platform for optimizing data driven outcomes	01/31/2020	US PCT/US14/29287 US 61791218 AU 2014228758 US 14212429 AU 2020100161	AU 2020100161 A4	03/05/2020
US	17499725	1)Bradley, Nathaniel T., 2)Gaynor, James , 3)Paugh, Joshua S., 4)Arena, Paul	SYSTEM AND METHOD FOR ACHIEVING GOAL PROGRESSION	10/12/2021	US 16141471 US 61791218 US 17499725 US 14212429 US 16053141	US 20220037013 A1	02/03/2022
US	17505166	1)Marshall, Lisa A., 2)Gaynor, James	SYSTEM AND METHOD FOR TRACKING PROGRESSION TOWARD A CUSTOMIZED GOAL	10/19/2021	US 61791218 US 14212429 US 16053141 US 17505166	US 20220035805 A1	02/03/2022
US	17546594	1)Bradley, Nathaniel T., 2)Gaynor, James , 3)Paugh, Joshua S., 4)Arena, Paul	SYSTEM AND METHOD FOR ACHIEVING GOALS	12/09/2021	US 16141471 US 61791218 US 17499725 US 14212429 US 16053141 US 17546594	US 20220100754 A1	03/31/2022

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EXHIBIT B-1

SENIOR SECURED CORPORATE PROMISSORY NOTE

Principal Sum: US $20.000,000.00Issuance Date: April 13, 2022

Los Angeles, California

This SENIOR SECURED CORPORATE PROMISSORY NOTE (the “Note) executed this 11th day of May, 2022, is being issued effective April 13, 2022 (the “Issuance Date”) in connection with the Intellectual Property Purchase Agreement (the “Purchase Agreement”) and Intellectual Property Pledge and Security Agreement (the “Security Agreement”) of the same date, attached herewith as Exhibit A and B, respectively.  All capitalized terms contained in this Note shall have the meaning set forth in the Security Agreement.  In the event there is an inconsistency in the terms contained in the Security Agreement and the terms contained in this Note, then the terms of the Security Agreement shall control.

FOR VALUE RECEIVED, Data Health Partners, Inc., a Delaware corporation (the “Company”) promises to pay to Parallax Behavioral Health, Inc., a Delaware corporation (the "Holder"), in lawful money of the United States, the principal amount of Twenty Million Dollars ($20,000,000.00) (the “Principal Sum”), together with Interest thereon calculated from the Issuance Date.

1.Interest.  Interest on the Principal Sum of the Note outstanding from time to time, shall accrue at the rate of three percent (3%) per annum from thirty-six months after the Issuance Date, calculated on the basis of a 365-day year, and continue until the Note is paid in full, whether at maturity or upon acceleration or otherwise (the “Interest”).

1.1.The Company shall make Interest-only cash payments to the Holder in the amount of two hundred thousand dollars ($200,000) annually, to be applied to, and thereby reducing, accrued and unpaid Interest accordingly (the “Annual Interest Payment(s)”).

1.2.The initial Annual Interest Payment shall be made within thirty (30) days of the Company securing initial funding to litigate and license the Intellectual Property, and shall continue every twelve (12) month period until the Note and any accrued but unpaid Interest has been paid in full.

2.Maturity Date.  The Company shall pay to the Holder the Principal Sum and all accrued Interest one hundred twenty (120) months from the Issuance Date (the “Maturity Date”).  Interest shall accrue on the Principal Sum, or any portion thereof, under this Note until such time as payment therefor is delivered to the Note Holder, or, as the case may be, on any Prepayment date pursuant to Section 3.1.

3.Payments.  On or before the Maturity Date, the Company shall pay the Principal Sum outstanding under this Note and accrued and unpaid Interest thereon to the Holder in lawful money of the United States of America by bank wire transfer of immediately available funds to the account specified by the Holder in writing to the Company at least five Business Days before such payment is to be made, without the presentation or surrender of this Note or the making of any notation thereon.

3.1.Prepayments.  The Company may make prepayments (“Prepayments”) on this Note in whole or in part at any time without the prior written consent of the Holder. Unless otherwise specified in Section 3.1.(i) and 3.1.(ii), any payment pursuant to this Note, including Annual Interest Payments, shall be applied first to Interest that has become due pursuant to this Note and remains unpaid and then to the outstanding Principal Sum of this Note.

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To Exhibits Index

(i)In the event the Company receives monies during the first twenty-four months from the Issuance Date, in connection with the intellectual property monetization efforts from litigation and/or licensing (the “IP Monetization”), payments to the Holder shall include:

(a)10% of all Net Proceeds from $1 to $10,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $1,000,000 applied towards the Principal Sum; and

(b)20% of all Net Proceeds from $10,000,001 to $20,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $2,000,000 applied towards the Principal Sum; and

(c)30% of all Net Proceeds from $20,000,001 to $30,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $3,000,000 applied towards the Principal Sum; and

(d)40% of all Net Proceeds from $30,000,001 to $40,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $4,000,000 applied towards the Principal Sum; and

(e)50% of all Net Proceeds from $40,000,001 to $50,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $5,000,000 applied towards the Principal Sum.

(f)60% of all Net Proceeds from $50,000,001 to $60,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $5,000,000 applied towards the Principal Sum.

(g)The Prepayments in Section 3.1.(i)(a) through 3.1.(i)(f), shall be based upon cumulative Net Proceeds during the twenty-four-month period, and represent an aggregate of $20,000,000 in Principal, as illustrated in the table below:

Net Proceeds		To Holder	Principal Reduction		Note
Minimum	Maximum	%	Amount	Cumulative	Balance
					$20,000,000
$0	$10,000,000	10%	$1,000,000	$1,000,000	$19,000,000
$10,000,001	$20,000,000	20%	$2,000,000	$3,000,000	$17,000,000
$20,000,001	$30,000,000	30%	$3,000,000	$6,000,000	$14,000,000
$30,000,001	$40,000,000	40%	$4,000,000	$10,000,000	$10,000,000
$40,000,001	$50,000,000	50%	$5,000,000	$15,000,000	$5,000,000
$50,000,001	$60,000,000	60%	$5,000,000	$20,000,000	$0
			$20,000,000

(ii)In the event the Company receives monies between the twenty-fifth month through the one hundred twentieth month from the Issuance Date, in connection with the IP Monetization, payments to the Holder shall include:

(a)50% of all Net Proceeds from $1 to $10,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $5,000,000 applied towards the Principal Sum; and

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(b)60% of all Net Proceeds from $10,000,001 to $20,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $6,000,000 applied towards the Principal Sum; and

(c)70% of all Net Proceeds from $20,000,001 to $30,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $7,000,000 applied towards the Principal Sum; and

(d)80% of all Net Proceeds from $30,000,001 to $40,000,000 shall be paid to Holder and applied towards the Principal Sum, up to a maximum of $2,000,000 applied towards the Principal Sum.

(e)The Prepayments in Section 3.1.(ii)(a) through 3.1.(ii)(d), shall be based upon cumulative Net Proceeds during the ninety-six-month period, and represent an aggregate of $20,000,000 in Principal, as illustrated in the table below:

Net Proceeds		To Holder	Principal Reduction		Note
Minimum	Maximum	%	Amount	Cumulative	Balance
					$20,000,000
$0	$10,000,000	50%	$5,000,000	$5,000,000	$15,000,000
$10,000,001	$20,000,000	60%	$6,000,000	$11,000,000	$9,000,000
$20,000,001	$30,000,000	70%	$7,000,000	$18,000,000	$2,000,000
$30,000,001	$40,000,000	80%	$2,000,000	$20,000,000	$0
			$20,000,000

(iii)Net Proceeds.  Net Proceeds shall be defined as all gross monies received by the Company in connection with the IP Monetization (“Gross Receipts”), less all direct costs reasonably incurred by the Company in connection with the IP Monetization (“Direct Costs”), including, but not limited to, legal and other professional fees.

3.2.Business Days.  If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of California, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and Interest shall continue to accrue at the required rate hereunder until any such payment is made.

3.3.Grace Period.  Payments pursuant to this Section 3 are subject to a 10-day grace period, as provided herein and in the Purchase Agreement, attached herewith as Exhibit A.

4.Accounting. The Company shall provide Holder with semi-annual reports of Net Proceeds. The Company agrees to provide Holder, within forty (40) days after the end of each semi-annual period, except seventy-five (75) days after the last day of the Company’s fiscal year, a report of the Net Proceeds of Company (“Semi-Annual Reports”). The Company shall commence providing Holder such Semi-Annual Reports within forty (40) days following the end of the first semi-annul period after the Effective Date of this Note. The Semi-Annual Reports will quantify the Gross Receipts, less all Direct Costs during the previous semi-annual period.

4.1.The Company shall keep a permanent, accurate set of books and records (“Books and Records”) in gross monies received and direct costs incurred shall be recorded. All Books and Records reflecting the Gross Receipts and/or the calculation of Net Proceeds shall be retained and preserved for a period of five (5) years.

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4.2.The Books and Records shall be open to inspection and audit by Holder and/or its duly authorized representatives, at all reasonable times during business hours upon not less than ten (10) days prior written notice.  The cost of such audit shall be determined on a time and expense basis at the rate per hour which shall not exceed that charged for similar personnel by a national firm of independent certified public accountants.

(i)If the Holder conducts an audit of the Books and Records, and if the audit determines that Company has understated the Gross Receipts or calculation of Net Proceeds by more than three (3%) percent, in addition to such other rights and remedies available to the Holder at law or equity, the Company shall, within thirty (30) business days thereafter, pay any deficiency in the Net Proceeds due on account of such understatement and the reasonable cost of such audit.

(ii)If the Holder conducts an audit of the Books and Records, and if the audit determines that Company has not understated the Gross Receipts or calculation of Net Proceeds, the cost of the audit shall be borne by the Holder.

(iii)If Company fails to submit the required statement of Gross Receipts or calculation of Net Proceeds, as required, the Company shall pay the cost thereof, irrespective of the results of such audit.

4.3.The Books and Records shall include: (i) as soon as available, and in any event within thirty (30) calendar days after the close of each quarter, quarterly financial statements, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis; (ii) as soon as available, and in any event within seventy-five (75) calendar days after the close of each year, annual financial statements, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis.

4.4.In the event any Government Authorities imposes any taxes on any part of the payments required hereunder and the Company’s auditors or tax advisors advise the Company that it is required to withhold taxes from such payment, the Company may withhold such taxes from such payments or pay same as required. Tax receipts indicating such payments or withholding of taxes shall be promptly submitted to Holder. The Company shall cooperate with Holder in a determination of the propriety of, or imposition of, any such tax and shall permit Holder to challenge such tax by all lawful means.

4.5.In the event any national government imposes any exchange restriction prohibiting payments as required under this Agreement, an account in the name of Holder shall be established in a financial institution of Holder’s choice in such country (or permitted place of payment) and all monies due Holder shall be paid into such account, or at Holder’s election, payment shall be made to any account designated by Holder that complies with such restriction(s)/prohibition.

5.Seniority.  The Note ranks senior in right of payment with all indebtedness of the Company, whether currently existing or issued in the future, and its seniority can only be changed by written approval by the Holder.

6.Security.  As collateral security for the due and punctual payment of the Principal Sum and accrued but unpaid Interest due under the Note, the Company hereby collaterally assigns, transfers, sets over and delivers to Holder and hereby grants to Holder a continuing first interest in and to an aggregate of one hundred percent (100%) of the Intellectual Property of the Company, as set forth in Exhibit A of the Security Agreement, subject to the terms and conditions of the Security Agreement, attached herewith as Exhibit B (the "Pledged Collateral”).

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7.Events of Default.  The occurrence of any of the following shall constitute an Event of Default under this Note:

7.1.Failure to Pay.  The Company fails to pay any sum when due under this Note, whether at maturity or by acceleration or otherwise.

7.2.Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (iv) take any action for the purpose of effecting any of the foregoing.

7.3.Involuntary Bankruptcy or Insolvency Proceedings. If proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced, and an order for relief entered in such proceeding shall not be dismissed or discharged within thirty (30) days of the entry of such an order.

7.4.Judgment. Any money judgment, writ or similar process shall be entered or filed against the Company or any subsidiary of the Company or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days.

7.5.Maintain Assets. The Company fails to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future) of the Company.

7.6.Covenants. The Company fails to observe or perform any material covenant or agreement set forth in this Note (except a default in the payment of money) within thirty (30) days after written notice thereof is received by the Company.

8.Rights of Holder Upon Default.  Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, then the aggregate Principal Sum (together with all accrued but unpaid Interest thereon), shall become immediately due and payable without any notice, demand, presentment, demand or protest of any kind, each of which is hereby expressly waived by the Company.

In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise its rights expressly provided under the Security Agreement, attached herewith as Exhibit B, for the Pledged Collateral, or any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law.

9.Miscellaneous.

9.1.Replacement.  Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft, or destruction of this Note, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of mutilation of this Note, upon surrender and cancellation of the Note, the Company shall execute and deliver to the Holder, in lieu thereof, a new Note of like tenor and date of this Note.

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9.2.Covenants The Company shall be subject to the covenants contained in the Note.

9.3.Notices.  Any notice, request or other communication required or permitted hereunder shall be to the addresses set forth in, and in accordance with, the Purchase Agreement, attached herewith as Exhibit A, or any other addresses designated by the parties from time to time in writing.

9.4.Amendment. This Note may only be amended by an instrument in writing signed by the Company and the Holder.

9.5.Remedies Not Waived.  No course of dealing between the Company and the Holders or any delay on the part of the Holders or Company in exercising any of their respective rights hereunder shall operate as a waiver of any such right.

9.6.Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflicts of law provisions of the state of California, or of any other state. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

9.7.Binding Arbitration.  All claims and disputes arising under or relating to this Royalty Agreement are to be settled by binding arbitration in the state of California or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in the area of intellectual property and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.

9.8.Expenses of Enforcement.  The Company agrees to pay all reasonable fees and expenses incurred by the Holder in connection with any amendments, modifications, extensions, renewals, renegotiations, waivers, collection or protection of Holder’s rights in connection with this Note or in connection with any pending or threatened action, proceeding, or investigation relating to the foregoing, including but not limited to the reasonable fees and disbursements of counsel for the Holder, unless such action is without merit.

9.9.Assignment. This Note is subject to the assignment restrictions as provided in the Purchase Agreement, attached herewith as Exhibit A.

9.10.Cancellation.  After the Principal Sum and accrued but unpaid Interest at any time owed on this Note have been finally, fully and indefeasibly paid in full, this Note shall be surrendered to the Company for cancellation.

9.11.Severability.  If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

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9.12.Headings.  The descriptive headings of the several sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

9.13.Applicable Interest Rate.  If it shall be found that any Interest or other amount deemed Interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. In no event shall Interest pursuant to this Note be payable at a rate in excess of the maximum rate permitted by applicable law and solely to the extent necessary to result in such interest not being payable at a rate in excess of such maximum rate, any amount that would be treated as part of such interest under a final judicial interpretation of applicable law shall be deemed to have been a mistake and automatically canceled, and, if received by the Holder, shall be refunded to the Company, it being the intention of the Holder and of the Company that such Interest not be payable at a rate in excess of such maximum rate. All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by the Company pursuant to the provisions of this Note.  No delay or failure on the part of the Holder in exercising any right, privilege or option hereunder shall operate as a waiver thereof or of any event of default, nor shall any single or partial exercise of any such right, privilege or option preclude any further exercise thereof, or the exercise of any other right, privilege or option.

9.14.Counterparts. This Note may be executed and delivered (including by facsimile transmission, electronic mail or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed this 11th day of May, to be effective as of April 13, 2022.

NOTE ISSUER:		NOTE HOLDER:
Data Health Partners, Inc.		Parallax Behavioral Health, Inc.

	/s/ Calli R. Bucci		/s/ David L. Stark
By:	Calli R. Bucci	By:	Dr. David L. Stark
Title:	Director, Chief Financial Officer	Title:	Chairman, President

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EXHIBIT B-1

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EXHIBITS TO

SENIOR SECURED CORPORATE PROMISSORY NOTE

EXHIBIT AINTELLECTUAL PROPERTY PURCHASE AGREEMENT

EXHIBIT BINTELLECTUAL PROPERTY PLEDGE AND SECURITY AGREEMENT

*        *        *        *        *

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EXHIBIT B-1

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EXHIBIT B-2

INTELLECTUAL PROPERTY PLEDGE AND SECURITY AGREEMENT

This INTELLECTUAL PROPERTY PLEDGE AND SECURITY AGREEMENT (the “Security Agreement”) executed this 11th day of May, 2022, is effective as of April 13, 2022, by and between Data Health Partners, Inc., a Delaware corporation ("Pledgor"), and Parallax Behavioral Health, Inc., a Delaware corporation ("Pledgee"), hereinafter collectively referred to as the Parties.

WHEREAS, contemporaneous with the execution of this Security Agreement, Pledgor has issued a promissory note to Pledgee in the principal sum of twenty million dollars ($20,000,000), as evidenced by that certain Senior Secured Corporate Promissory Note (the "Note"), attached herewith as Exhibit B; and

WHEREAS, Pledgor is the rightful holder of all rights, title and interest in and to the Intellectual Property set forth in Exhibit A attached herewith (the “Intellectual Property”); and

WHEREAS, Pledgor desires to pledge the Intellectual Property to Pledgee, and Pledgee desires to accept such Pledge, to secure repayment of the Note.

NOW THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Pledge.  As collateral security for the due and punctual payment of all principal due under the Note, Pledgor hereby collaterally assigns, assigns, sets over, delivers and grants to Pledgee a one hundred percent (100%) continuing first interest in and to the Intellectual Property set forth in Exhibit A of this Security Agreement, (the "Pledged Collateral"), herewith delivered to Pledgee.

1.1.Pledgor appoints Pledgee, or its attorney, to arrange for the assignment of the Pledged Collateral to the name of Pledgee on the books and records of the Company.

1.2.Pledgee shall hold the Pledged Collateral to secure the repayment of the Note and shall not encumber or dispose of the Intellectual Property, except as provided in Paragraph 8 herein.

2.Royalties.  During the term of this Security Agreement, any and all royalties and other amounts received by Pledgee in connection with the Pledged Collateral prior to the Maturity Date of the Note, if any, as a result of Pledgee’s interest in the Pledged Collateral, shall be applied as a Prepayment on the Note, to be applied to the Note in accordance with Section 3.1 of the Note.

3.Representations of Pledgor.

3.1.With the exception of the security interest granted to Pledgee pursuant to this Security Agreement, Pledgor is the sole beneficial and record owner of the Pledged Collateral, having good and valid title thereto, free, and clear of any and all liens, claims, encumbrances, security interests, attachments, charges or rights of others, except for those disclosed to the Pledgor and Pledgee.

3.2.Pledgor has the right to assign to Pledgee the Pledged Collateral, free of any encumbrances and without restriction, and without obtaining the consents of any other party.

4.Release of Pledged Collateral/Repayment of Note.  Upon full satisfaction of the Note at or before the Maturity Date of the Note, inclusive of amounts theretofore received and applied by Pledgee in accordance with paragraph 3 herein, Pledgee shall assign back to Pledgor all rights received by Pledgee in and to the Pledged Collateral under this Security Agreement.

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5.Default.  In any Event of Default, as defined within the Note, or in the default in performance of any terms of this Security Agreement, Pledgee shall have the rights and remedies provided in the Uniform Commercial Code in force in the state of California on the date of this Security Agreement.

5.1.In addition to and in conjunction with such rights and remedies, Pledgee may, by giving thirty (30) days prior notice to Pledgor in writing, either by registered mail or electronic mail, and without liability for any diminution in price that may have occurred, sell all of the Pledged Collateral in any manner and for any price Pledgee reasonably determines. Out of the proceeds of any such sale, Pledgee may retain an amount equal to the unpaid Principal Sum and accrued Interest then due on the Note, and shall return the surplus, if any, to the Pledgor.

5.1.1.At any such bona fide public sale by Pledgee of the Pledged Collateral, Pledgor shall have the right, but not the obligation, to repurchase all or any part of the Pledged Collateral in exchange for payment to Pledgee of the balance owed under the Note.

5.1.2.If Pledgee has received Prepayments on the Note, Pledgee is not obligated to return any such Prepayments to Pledgor as part of taking full custody, ownership and assignment of the Pledged Collateral.

6.Non-Recourse.  Notwithstanding any other provision in this Security Agreement to the contrary, the obligation of Pledgor to pay the indebtedness evidenced by the Note and secured hereby shall not be enforced by any action or proceeding wherein or whereby damages or any money judgment (including any deficiency judgment) shall be sought against Pledgor.  It being, expressly understood and agreed by Pledgee that its sole and exclusive remedy for the default of Pledgor shall be to effect the remedies provided under this Security Agreement.

7.Termination.  This Security Agreement shall terminate upon the earlier of (i) the satisfaction of the Note; or (ii) the Pledgee's completion of the exercise of its remedies hereunder.

8.General Provisions.

8.1.Entire Agreement.  This Security Agreement supersedes all agreements previously made between the parties hereto relating to its subject matter.  There are no other understandings or agreements between them.

8.2.Notices.  All notices and other communications hereunder shall be deemed to have duly given if mailed by first class mail, or via electronic mail, to the applicable party at the address indicated below, or such other address as a party may so designate in the future, in writing to the other party.

Pledgor:Data Health Partners, Inc.

10586 W Pico Blvd #1096

Los Angeles, CA 90064

Attention: Calli R. Bucci, CFO

Email: calli.bucci@datahpi.com

Pledgee:Parallax Behavioral Health, Inc.

3415 S. Sepulveda Blvd., Suite 1100-6592

Los Angeles, CA 90034

Attention: Dr. David Stark, President

Email: davidstark@parallaxhealthsciences.com

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8.3.Amendment.  This Security Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by parties.

8.4.Governing Law; Consent to Jurisdiction.  This Security Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.

8.5.Assignment: Parties in Interest.  Neither this Security Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties. This Security Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Security Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

8.6.Severability.  In case any provision in this Security Agreement shall be held invalid, illegal or unenforceable, such provision shall be modified or deleted,  only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

8.7.Non-Waiver.  No delay or failure by either party to exercise any right under this Security Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

8.8.Necessary Acts.  Each party agrees to take such further action and execute, deliver and/or file such documents or instruments as are reasonably necessary to carry out the terms and purposes of this Security Agreement.

8.9.Headings.  The headings contained in this Security Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Security Agreement. Unless the context of this Security Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

8.10.Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, electronic mail or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed this 11th day of May, to be effective as of April 13, 2022.

PLEDGOR:		PLEDGEE:
Data Health Partners, Inc.		Parallax Behavioral Health, Inc.

	/s/ Calli R. Bucci		/s/ David L. Stark
By:	Calli R. Bucci	By:	Dr. David L. Stark
Title:	Director, Chief Financial Officer	Title:	Chairman, President

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EXHIBITS TO

INTELLECTUAL PROPERTY PLEDGE AND SECURITY AGREEMENT

EXHIBIT AINTELLECTUAL PROPERTY PURCHASE AGREEMENT

EXHIBIT BSENIOR SECURED CORPORATE PROMISSORY NOTE

*        *        *        *        *

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EXHIBIT C

ANTI-DILUTION AGREEMENT

This ANTI-DILUTION AGREEMENT (the “Agreement”) executed this 11th day of May, 2022, is effective as of April 13, 2022, by and between Parallax Health Sciences, Inc., a Nevada corporation (“Parallax”), Parallax Behavior Health, Inc., a Delaware corporation (“Seller”), and Data Health Partners, Inc. a Delaware corporation (“DHPI” or the “Buyer”), hereinafter collectively referred to as the “Parties.”

WHEREAS, the Parties have entered into a certain Intellectual Property Purchase Agreement (the "Purchase Agreement"), attached herewith as Exhibit I, and other related agreements, pursuant to which the Buyer is acquiring from the Seller all right, title, and interest in and to certain intellectual property and related assets (the “Intellectual Property”), as set forth in Exhibit A of the Purchase Agreement; and

WHEREAS, as partial consideration for the Intellectual Property under the Purchase Agreement, Buyer is issuing to Seller a Corporate Promissory Note in the principal sum of twenty million dollars ($20,000,000) (the “Note”), which is secured through an Intellectual Property Pledge and Security Agreement, as set forth in Exhibit B-1 and Exhibit B-2, respectively, of the Purchase Agreement; and

WHEREAS, as partial consideration for the Intellectual Property under the Purchase Agreement, at Closing, Buyer shall issue to the Parallax shareholders of record (the “Parallax Shareholders”) on the record date of April 13, 2022 (the “Record Date”), an aggregate of three million nine hundred sixty thousand three hundred forty-four (3,960,344) shares of the Buyer’s Common Stock (the “DHPI Shares”); and

WHEREAS, as of the Record Date, no other Person or Affiliate, other than the Parallax Shareholders, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the DHPI Shares; and

WHEREAS, the Parties desire to provide the Parallax Shareholders certain protections against dilution with respect to the DHPI Shares.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Definitions:

“Affiliate” means with respect to any Person, each other Person that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

"Additional Shares" means the number of shares of Common Stock issued by the Buyer after the Record Date resulting from a Dilutive Transaction.

“Adjustment Shares” means the number of shares of Common Stock issuable by the Buyer to the Parallax Shareholders resulting from a Dilutive Transaction to maintain the Percentage Interest, or from any transaction, including an Exempt Transaction, that would result in the DHPI Shares equaling less than the Minimum Percentage.

“Anti-Dilution Percentage” means forty-five percent (45%).

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“Asset Acquisition” means acquiring some or all of a target company’s assets in exchange for consideration, which can be cash, equity, or a combination of both.

“Common Stock” means the securities or shares that represent the Buyer’s share capital, inclusive of any shares of common stock underlying any convertible securities, such as convertible preferred stock.

“DHPI Outstanding Shares” means the number of shares of Common Stock issued and outstanding by the Buyer, exclusive of (i) the DHPI Shares, (ii) any shares reserved for an equity-based incentive plan, (iii) any Adjustment Shares issued in connection with a Dilutive Transaction, and (iv) any shares issued in connection with an Exempt Transaction.

“Dilutive Transaction” means an Asset Acquisition or Merger, as defined herein, by the Buyer that would result in a reduction of the Percentage Interest.

“Exempt Transaction” means (i) any equity financing or similar transaction effected by the Buyer, excluding the  Initial Equity Financing; (ii) any acquisition or merger that is accretive to the DHPI shareholders; or (iii) any other transaction not otherwise defined herein that results in the issuance of shares of DHPI Common Stock.

“Initial Equity Financing” means the Buyer’s initial equity financing in connection with the pending litigation for a minimum commitment of seven million five hundred thousand dollars ($7,500,000).

“Merger” means the process in which one entity merges with and into another entity with only one entity surviving, for which the consideration can be cash, equity, or a combination of both.

"Minimum Percentage” means thirty percent (30%) of the total issued and outstanding shares of DHPI.

“Note” means the Corporate Promissory Note, attached herewith as Exhibit B-1 to the Purchase Agreement.

“Percentage Interest” means the aggregate number of shares of the Buyer’s Common Stock held by Parallax Shareholders that represents the Anti-Dilution Percentage of (i) the DHPI Outstanding Shares; and (ii) any Additional Shares issued in connection with a Dilutive Transaction, in accordance with the provisions of this Agreement. The Percentage Interest and Adjustment Shares shall be calculated pursuant to the formula set forth in Schedule A attached herewith.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust, organization, Governmental Authority or other legal entity.

2.Capitalization.

2.1.Capitalization of the Buyer.  The Buyer has twenty million (20,000,000) authorized shares of Common Stock for issuance, of which (i) three million nine hundred sixty thousand three hundred forty-four (3,960,344) shares, or forty-five percent (45%), have been reserved for issuance to the Parallax Shareholders; (ii) 440,038 shares, or five percent (5%), have been reserved for issuance under an equity-based incentive plan to be established in the future; and (iii) four million four hundred thousand three hundred eighty-two (4,400,382), or fifty percent (50%), have been reserved for issuance to investors in the Initial Equity Financing and founders of DHPI. Collectively, the reserved shares represent eight million eight hundred thousand seven hundred sixty-four (8,800,764) shares to be issued and outstanding, or one hundred percent (100%).

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3.Term.  The rights provided under this Agreement shall commence on the Record Date, and shall expire on the later of (i) the date on which the Buyer has satisfied the Note in accordance with its terms and conditions; (ii) the completion of proposed litigation in connection with the Intellectual Property; or (iii) the acquisition of the Buyer.

4.Anti-Dilution Rights.

4.1.To the extent that, during the Term of the Agreement, the Buyer issues any Additional Shares of Common Stock as a result of a Dilutive Transaction, contemporaneously with the Dilutive Transaction, the Buyer shall issue the Parallax Shareholders the number of Adjustment Shares required to maintain the Percentage Interest in the DHPI Outstanding Shares.

4.2.In no event shall the DHPI Shares equal less than the Minimum Percentage of the total issued and outstanding shares of DHPI. If any issuance of DHPI Common Stock, whether in connection with a Dilutive Transaction or an Exempt Transaction, would result in the DHPI Shares equaling less than the Minimum Percentage, the Buyer shall issue Adjustment Shares to the Parallax Shareholders that will maintain the Minimum Percentage.

4.3.Any shares issued by the Buyer during the Term of the Agreement in connection with an Exempt Transaction are not subject to the anti-dilution provisions provided herein, and shall not be treated as DHPI Outstanding Shares for the purposes of calculating Percentage Interest, or result in the issuance of any Adjustment Shares to the Parallax Shareholders, except in accordance with Section 4.2 herein.

4.4.No further approval or authorization of any shareholder, the board of directors of any Party, or any other Person or Affiliate is required for the issuance of the Adjustment Shares issuable to the Parallax Shareholders under this Agreement.

5.Confidentiality.  The Parties to this Agreement agree to keep its terms strictly confidential, and not to disclose the terms hereof to any third-party other than the shareholders of the Parties, without the consent of the majority of the board of directors of each Party; provided, however, that this provision shall not apply to information which, at the time of disclosure, is already part of the public domain (except by breach of this Agreement) and information which is required to be disclosed by law or by the regulations of the SEC.

6.General Provisions.

6.1.Entire Agreement.  This Agreement supersedes all agreements previously made between the parties hereto relating to its subject matter.  There are no other understandings or agreements between them.

6.2.Notices.  Any notice, request or other communication required or permitted hereunder shall be to the addresses set forth in, and in accordance with, the Purchase Agreement, attached herewith as Exhibit I, or any other addresses designated by the parties from time to time in writing

6.3.Amendment.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Parent, Seller and Buyer.

6.4.Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby.

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6.5.Binding Arbitration.  All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in the state of California or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in the area of intellectual property and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction

6.6.Fees and Expenses.  All fees, costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring the same.  Notwithstanding the foregoing, in the event the Parties engage in binding arbitration relating to or arising out of this Agreement or the performance thereof, the Parties agree that the arbitrator shall be asked to determine which Party is the prevailing Party to the proceeding or proceedings, and the non-prevailing Party or Parties shall, jointly and severally, be liable to the prevailing Party in the amount of all reasonable attorney’s fees, court costs, and all other expenses, incurred by the prevailing Party to the proceeding in addition to any other relief to which the prevailing Party may be entitled.

6.7.Assignment: Parties in Interest.  Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement.

6.8.Severability.  In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

6.9.Non-Waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

6.10.Necessary Acts. Each party agrees to take such further action and execute, deliver and/or file such documents or instruments as are reasonably necessary to carry out the terms and purposes of this Agreement.

6.11.Headings.  The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

6.12.Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, electronic mail or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed this 11th day of May, to be effective as of April 13, 2022.

Parallax Health Sciences, Inc.		Data Health Partners, Inc.

	/s/ David L. Stark		/s/ Calli R. Bucci
By:	Dr. David L. Stark	By:	Calli R. Bucci
Title:	Chairman, President	Title:	Director, Chief Financial Officer

Parallax Behavioral Health, Inc.

/s/ David L. Stark
By:	Dr. David L. Stark
Title:	Chairman, President

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SCHEDULE A

CALCULATION OF PERCENTAGE INTEREST

Capitalized terms refer to definitions ascribed to them in paragraph 1 of this Agreement.

The Percentage Interest and Adjustment Shares, as defined in paragraph 1 of this Agreement, shall be calculated using the following formula:

((Y / 55%) x P) - A = X

whereby:	A	=	DHPI Shares
	S	=	Additional Shares
	P	=	Anti-Dilution Percentage
	Y	=	DHPI Outstanding Shares
	X	=	Adjustment Shares

For illustration purposes only, and without limiting or altering the Agreement to which this Schedule is attached, the following example is provided with respect to Percentage Interest and the calculation of Adjustment Shares.

EXAMPLE:

1.Assume that DHPI enters into a Dilutive Transaction that includes the issuance of 2,000,000 shares of DHPI Common Stock.

2.Assume that, prior to the Dilutive Transaction, the capitalization of DHPI is as follows:

DHPI Shares	3,960,344	45%
DHPI Outstanding Shares	4,400,392	55%
Total DHPI Common Stock issued and outstanding	8,360,726	100%

3.Assume that DHPI also enters into an Exempt Transaction that includes the issuance of 1,500,000 shares of DHPI Common Stock.

4.The capitalization of DHPI immediately preceding the calculation of Percentage Interest is as follows:

	Beginning Shares		Transactions		Ending Shares
DHPI Shares	3,960,344	(a)			3,960,344
DHPI Outstanding Shares	4,400,392	(b)	2,000,000	(c)	7,900,392
			1,500,000	(d)
Total DHPI Common Stock issued and outstanding	8,360,726		3,500,000		11,860,736

5.The Parallax Shareholders would be entitled to Adjustment Shares in connection with the Dilutive Transaction, using the following information:

((Y / 55%) x P) - A = X
whereby:	A	=	DHPI Shares	=	3,960,344	=	(a)
	P	=	Anti-Dilution Percentage	=	45%
	S	=	Additional Shares	=	2,000.000	=	(c)
	Y	=	DHPI Outstanding Shares	=	4,400,392 + 2,000,000	=	(b) + (c)
	X	=	Adjustment Shares	=	To Be Determined

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Applying the formula, the Adjustment Shares to be issued to the Parallax Shareholders is calculated by solving for X, as follow:

((Y / 55%) x P) - A =X

((4,400,392 + 2,000,000) / 55%) x 45% – 3,960,344 =

(6,400,392 / 55%) x 45% – 3,960,344 =

11,637,076 x 45% – 3,960,344 =

5,236,684 – 3,960,344 =

1,276,340 =Adjustment Shares

The resulting capitalization after Adjustment Shares would be as follows:

DHPI Shares	5,236,684	40%	(e)
DHPI Outstanding Shares-Dilutive Transactions	6,400,392	49%
DHPI Outstanding Shares-Exempt Transactions	1,500,000	11%
Total DHPI Common Stock issue and outstanding	13,137,076	100%

(d)For the purposes of determining X, only shares issued in connection with Dilutive Transactions are treated as Additional Shares.  The 1,500,000 shares resulting from the Exempt Transaction are excluded from the calculation.

(e) Pursuant to paragraph 4.2 of this Agreement, in no event shall this percentage equal less than thirty percent (30%).

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EXHIBITS TO

ANTI-DILUTION AGREEMENT

EXHIBIT IINTELLECTUAL PROPERTY PURCHASE AGREEMENT

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EXHIBIT D

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (the "Agreement") executed this 11th day of May, 2022, is effective as of April 13, 2022, by and between Data Health Partners, Inc., a Delaware corporation (“Data Health”), and Parallax Behavioral Health, Inc., a Delaware corporation (“Parallax”), hereinafter collectively referred to as the “Parties.”

WHEREAS, the Parties have entered into a certain Intellectual Property Purchase Agreement (the "Purchase Agreement"), attached herewith as Exhibit I, and other related agreements, pursuant to which Data Health acquiring from Parallax all right, title, and interest in and to certain intellectual property and related assets (the “Intellectual Property”), as set forth in Exhibit A of the Purchase Agreement; and

WHEREAS, as partial consideration for the Intellectual Property under the Purchase Agreement, the Parties desire to enter into an agreement whereby Parallax is acquiring the the right to receive certain payments from Data Health in connection with the Intellectual Property, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.Definitions. Capitalized terms shall have the meaning set forth in this section. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

“Affiliate” means with respect to any Person, each other Person that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

"Assigned Patents" means the transfer from Parallax to Data Health of all of rights, title, and interest in and to the Patents, as set forth in Exhibit A to the Purchase Agreement attached herewith as Exhibit I.

"Assigned Patent Application(s)" means the transfer from Parallax to Data Health of all of rights, title, and interest in and to the Patent Applications, as set forth in Exhibit A to the Purchase Agreement attached herewith as Exhibit I, and any patent application to be filed in the future in connection with the Assigned Patents and Assigned Patent Applications.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in the state of California are authorized or required to be closed.

“Corporate Promissory Note” means the Corporate Promissory Note attached herewith as Exhibit II.

“Direct Costs” means all expenses incurred by Data Health in connection with the generation of Gross Receipts, including, but not limited to, legal and other professional fees, as well as taxes, if any, imposed pursuant to Section 3.4 herein.

“Government Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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“Intellectual Property” means (i) the Intellectual Property as set forth in Exhibit A of the Purchase Agreement, attached herewith as Exhibit I; (ii) all inventions, patents, patent applications, trade secrets, know-how, technical data, laboratory results, clinical results, manufacturing methods, copyrights, trademarks and other data, know-how and intellectual property owned, licensed or controlled by Data Health, whenever acquired, that are necessary to develop, manufacture, have manufactured, use, promote, distribute, import, sell and offer for sale any Data Health product; and (iii) any “Patents,” “Patent Applications” or “Know-How” not otherwise included in subsection (i) and (ii) of this definition.

“Know-How” means everything that would constitute ideas, concepts, schemes, information, knowledge, techniques, methodology, and anything else in the nature of know-how relating to the Intellectual Property.

“Gross Receipts” means all monies received by Data Health from any sale, use, derivation, license, grant or transfer of any rights in, to or regarding the Assigned Patent and Assigned Patent Application, any subsequently issued patent resulting from the Assigned Patent or Assigned Patent Application (as may be modified or amended from time to time by Data Health), the commercial exploitation of the Assigned Patent and Assigned Patent Application, and any technological applications or processes enabled by the use of the information contained in the same.

“Note” shall have the same meaning as “Corporate Promissory Note,” defined herein.

“Net Proceeds” means Gross Receipts less Direct Costs.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust, organization, Governmental Authority or other legal entity.

“Purchase Agreement” means the Intellectual Property Purchase Agreement attached herewith as Exhibit I, whereby Parallax has assigned all rights, title and interest in and to the Intellectual Property, subject to the conditions set forth in Section 2.3 of this Royalty Agreement and pursuant to the terms of the Assigned Patents and Assigned Patent Applications.

“Royalty Agreement” shall have the meaning set forth in the introductory paragraph.

“Royalty Payments” means the amounts due from Data Health to Parallax in accordance with Section 2 of this Royalty Agreement.

“Royalty Term” shall commence on the date of this Royalty Agreement and end at such time as Data Health is no longer able to generate revenues from (i) the sale, use, derivation, license, grant or transfer of any rights in or to the Assigned Patent and/or Assigned Patent Application, or any subsequently issued patent resulting from the Assigned Patent and/or Assigned Patent Application (as may be modified or amended from time to time by Data Health), or (ii) the commercial exploitation of the Assigned Patent and/or Assigned Patent Application or any subsequently issued patent resulting therefrom, and any technological applications or processes enabled by use of the information contained in the same. Notwithstanding anything in the foregoing to the contrary, Data Health’s obligation to pay the Royalty to Parallax shall expire with the expiration or termination of any Assigned Patent, or subsequently issued patent resulting from the Assigned Patent and/or Assigned Patent Application (as may be amended).

2.Royalty.

2.1.Royalty Amount. As partial consideration for the rights acquired by Data Health in and to the Intellectual Property under the Purchase Agreement, Data Health shall pay to Parallax a royalty equal to two and one-half percent (2.5%) of Net Proceeds generated during the Royalty Term (the “Royalty”).

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2.2.Royalty Payments.  All Royalty Payments shall be made according to the following:

(a)Royalty Payments due and payable under this Royalty Agreement during the Royalty Term shall be treated as IP Monetization Prepayments, as defined and in accordance with Section 3.1 of the Corporate Promissory Note, and thereafter, shall be applied towards any accrued and unpaid Interest, as defined within the Note, until such time as the Note is satisfied in full.

(b)Thereafter during the Royalty Term, and upon full satisfaction of the Note, Royalty Payments shall be distributed to Parallax in lawful money of the United States of America by bank wire transfer of immediately available funds to the account specified by Parallax in writing to the Data Health at least five Business Days before such payment is to be made.

2.3.Royalty Payments Following Termination. The termination of this Royalty Agreement, including termination due to the expiration of the Royalty Term, shall not terminate the obligation of Data Health, or its Affiliates, licensees or assignees, to pay any Royalty accrued prior to termination. Upon termination of this Agreement, Parallax shall have the right to retain any Royalty already paid by Data Health under this Agreement.

3.Accounting. Data Health shall provide Parallax with semi-annual reports of Net Proceeds. Data Health agrees to provide Parallax, within forty (40) days after the end of each semi-annual period, except seventy-five (75) days after the last day of Data Health’s fiscal year, a report of the Net Proceeds of Data Health (“Semi-Annual Reports”). Data Health shall commence providing Parallax such Semi-Annual Reports within forty (40) days following the end of the first semi-annul period after the Effective Date of this Royalty Agreement. The Semi-Annual Reports will detail all Gross Receipts and Direct Costs during the previous semi-annual period.

3.1.Data Health shall keep a permanent, accurate set of books and records (“Books and Records”) in which Gross Receipts and Direct Costs shall be recorded. All Books and Records reflecting the Gross Receipts and/or the calculation of Net Proceeds shall be retained and preserved for a period of five (5) years.

3.2.The Books and Records shall be open to inspection and audit by Parallax and/or its duly authorized representatives, at all reasonable times during business hours upon not less than ten (10) days prior written notice.  The cost of such audit shall be determined on a time and expense basis at the rate per hour which shall not exceed that charged for similar personnel by a national firm of independent certified public accountants.

(a)If Parallax conducts an audit of the Books and Records, and if the audit determines that Data Health has understated the Gross Receipts or calculation of Net Proceeds by more than three (3%) percent, in addition to such other rights and remedies available to the Parallax at law or equity, Data Health shall, within thirty (30) business days thereafter, pay any deficiency in the Net Proceeds due on account of such understatement and the reasonable cost of such audit.

(b)If Parallax conducts an audit of the Books and Records, and if the audit determines that Data Health has not understated the Gross Receipts or calculation of Net Proceeds, the cost of the audit shall be borne by the Parallax.

(c)If Data Health fails to submit the required statement of Gross Receipts or calculation of Net Proceeds, as required, Data Health shall pay the cost thereof, irrespective of the results of such audit.

3.3.The Books and Records shall include: (i) as soon as available, and in any event within thirty (30) calendar days after the close of each quarter, quarterly financial statements, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis; (ii) as soon as available, and in any event within seventy-five (75) calendar days after the close of each year, annual financial statements, all

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in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis.

3.4.In the event any Government Authorities imposes any taxes on any part of the payments required hereunder and Data Health’s auditors or tax advisors advise Data Health that it is required to withhold taxes from such payment, Data Health may withhold such taxes from such payments or pay same as required. Tax receipts indicating such payments or withholding of taxes shall be promptly submitted to Parallax. Data Health shall cooperate with Parallax in a determination of the propriety of, or imposition of, any such tax and shall permit Parallax to challenge such tax by all lawful means.

3.5.In the event any national government imposes any exchange restriction prohibiting payments as required under this Agreement, an account in the name of Parallax shall be established in a financial institution of Parallax’s choice in such country (or permitted place of payment) and all monies due Parallax shall be paid into such account, or at Parallax’s election, payment shall be made to any account designated by Parallax that complies with such restriction(s)/prohibition.

4.Representations and Warranties.

4.1.Representations and Warranties of Parallax.  Parallax represents and warrants that (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware; (b) it has full power and authority to enter into this Royalty Agreement and perform its obligations hereunder; (c) immediately prior to the execution of the Purchase Agreement (and subject to such licenses as have been disclosed to Data Health in writing), it owned all right, title and interest in and to the Assigned Patent and Assigned Patent Applications; and (d) it has the legal right and is entitled to the Royalty Payments pursuant to Section 2 above.

4.2.Representations and Warranties of Data Health.  Data Health represents and warrants that (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware; (b) it has full power and authority to enter into this Royalty Agreement and perform its obligations hereunder, and (c) immediately subsequent to the execution of the Purchase Agreement (and subject to such licenses as have been disclosed by Parallax in writing), it owns all right, title and interest in and to the Assigned Patent and Assigned Patent Applications.

5.Covenants.

5.1.Maintenance of Rights. Neither Party shall take any action, or fail to take any action or enforce any right, that is intended to, or would have the effect of, reducing Gross Receipts.

5.2.Maintenance of Rights Under Purchase Agreement. Neither Party shall take any action that would, or fail to take any action if such failure would, (i) modify, relinquish, diminish or terminate, or provide any Person with the right to modify, relinquish, diminish or terminate, any of Party’s rights under the Purchase Agreement or (ii) modify or terminate, or provide any Person with the right to modify or terminate the Purchase Agreement.

6.General Provisions.

6.1.Entire Agreement. This Royalty Agreement, together with the Exhibits attached hereto, constitutes the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

6.2.Notices.  Any notice, request or other communication required or permitted hereunder shall be to the addresses set forth in, and in accordance with, the Purchase Agreement, attached herewith as Exhibit I, or any other addresses designated by the parties from time to time in writing.

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6.3.Amendment. This Royalty Agreement shall not be amended or otherwise modified except by a written agreement dated after the date of this Royalty Agreement and signed on behalf of Data Health and Parallax by their respective duly authorized representatives.

6.4.Limitation of Liability. To the maximum extent permitted by applicable law, in no event shall any party be liable for any special, incidental or consequential damages whatsoever arising out of or in any way related to this Royalty Agreement, even if the party has been advised of the possibility of such damages. The immediately preceding sentence shall have no applicability to any legal cause of action arising from any party's activities outside the scope of this Royalty Agreement.

6.5.Governing Law; Consent to Jurisdiction.  This Royalty Agreement shall be governed by, and construed in accordance with, the Laws of the State of California applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby .

6.6.Binding Arbitration.  All claims and disputes arising under or relating to this Royalty Agreement are to be settled by binding arbitration in the state of California or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in the area of intellectual property and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.

6.7.Fees And Expenses.  All fees, costs and expenses incurred in connection with this Royalty Agreement shall be paid by the Party incurring the same.  Notwithstanding the foregoing, in the event the Parties engage in binding arbitration relating to or arising out of this Royalty Agreement or the performance thereof, the Parties agree that the arbitrator shall be asked to determine which Party is the prevailing Party to the proceeding or proceedings, and the non-prevailing Party or Parties shall, jointly and severally, be liable to the prevailing Party in the amount of all reasonable attorney’s fees, court costs, and all other expenses, incurred by the prevailing Party to the proceeding in addition to any other relief to which the prevailing Party may be entitled.

6.8.Assignment: Parties in Interest.  Neither this Royalty Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties. This Royalty Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Royalty Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

6.9.Severability.  In case any provision in this Royalty Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

6.10.Non-Waiver. No waiver of any breach of any provision of this Royalty Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

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6.11.Necessary Acts. Each party agrees to take such further action and execute, deliver and/or file such documents or instruments as are reasonably necessary to carry out the terms and purposes of this Royalty Agreement.

6.12.Headings. The headings contained in this Royalty Agreement, together with the Exhibits attached hereto, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Royalty Agreement or the Exhibits. Unless the context of this Royalty Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

6.13.Counterparts. This Royalty Agreement may be executed and delivered (including by facsimile transmission, electronic mail or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Royalty Agreement to be duly executed this 11th day of May, and effective as of April 13, 2022.

Data Health Partners, Inc.		Parallax Behavioral Health, Inc.

	/s/ Calli R. Bucci		/s/ David L. Stark
By:	Calli R. Bucci	By:	Dr. David L. Stark
Title:	Director, Chief Financial Officer	Title:	Chairman, President

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EXHIBITS TO

ROYALTY AGREEMENT

EXHIBIT IINTELLECTUAL PROPERTY PURCHASE AGREEMENT

EXHIBIT IISENIOR SECURED CORPORATE PROMISSORY NOTE

*        *        *        *        *

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EXHIBIT E

PATENT ASSIGNMENT

WHEREAS, Parallax Behavioral Health, Inc., a Delaware corporation, with an address 3415 S. Sepulveda Blvd., Suite 1100-6592, Los Angeles, CA 90034 (“Assignor”), owns all right, title and interest in and to the patents and/or patent applications identified in Exhibit A attached hereto, including the inventions described therein and the patents issued and reissued thereon (collectively, the “Patents”), the renewals therefor and all claims for past or future infringement thereof; and

WHEREAS, Data Health Partners, Inc., a Delaware corporation with an address at 10586 W. Pico Blvd., #1096, Los Angeles, CA 90064 (“Assignee”), and Assignor have entered into an Intellectual Property Purchase Agreement (the “Agreement”) effective April 13, 2022, under which Assignor agreed to sell and Assignee agreed to purchase certain assets of Assignor, including the aforesaid Patents, and the applications and renewals therefor and all claims for past or future infringement thereof.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, convey and transfer unto Assignee, its successors and assigns, free and clear of any and all liens, restrictions, claims and encumbrances, Assignor’s entire right, title, and interest in and to the Patents and divisions, continuations or continuations-in-part thereof, together with all rights of registration, maintenance, and protection thereof in any form, all rights to income, royalties, damages and payments now due or hereafter due or payable in respect thereto, and all rights of recovery and of legal action for past or future infringements and of interference proceedings and reexaminations involving such Patents.

This Assignment is deemed to be executed and delivered within the State of California, and it is the intention of the parties that it shall be construed, interpreted and applied in accordance with the laws of the State of California without regard to its conflicts of law principles.

IN WITNESS WHEREOF, Assignor has duly executed this Assignment this 11th day of May, 2022, to be effective as of April 13, 2022.

ASSIGNOR:		ASSIGNEE:
Parallax Behavioral Health, Inc.		Data Health Partners, Inc.

	/s/ David L. Stark		/s/ Calli R. Bucci
By:	Dr. David L. Stark	By:	Calli R. Bucci
Title:	Chairman, President	Title:	Director, Chief Financial Officer

Parallax Behavioral Health, Inc.Patent Assignment

April 29, 2022Page 1 of 2

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EXHIBIT A

PATENTS AND PATENT APPLICATIONS

1.United States Patent No. 10,061,812 (Family ID 51533139) issued August 28, 2018, and all related worldwide patents:  Platform For Optimizing Data Driven Outcomes.

2.United States Patent No. 11,144,554 (Family ID 65038812) issued October 12, 2021, and all related worldwide patents: Platform For Optimizing Goal Progression.

3.United States Patent No. 11,151,142 (Family ID 51533139) granted October 12, 2021, and all related worldwide patents: Platform For Optimizing Goal Progression.

4.United States Patent Application No. 17/499,725 (Family ID 65038812) filed October 12, 2021, and all related worldwide patent applications: System And Method For Achieving Goal Progression.

5.United States Patent Application No. 17/505,166 (Family ID 51533139) filed October 19, 2021, and all related worldwide patent applications: System And Method For Tracking Progression Toward A Customized Goal

6.United States Patent Application No. 17/546,594 (Family ID 1000006016644) filed December 9, 2021, and all related worldwide patent applications: System And Method For Achieving Goals.

7.All related patent and patent applications filed or to be filed in connection with the aforementioned patents and patent applications, as well as those provided in the Global Dossier attached herewith as Exhibit B.

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EXHIBIT F

TRADEMARK ASSIGNMENT

WHEREAS, Parallax Behavioral Health, Inc., a Delaware corporation, with an address 3415 S. Sepulveda Blvd., Suite 1100-6592, Los Angeles, CA 90034 (“Assignor”), owns all right, title and interest in and to the federal trademark registrations of the marks identified in Exhibit A hereto (the “Marks”) and all foreign registrations everywhere in the world; and

WHEREAS, Data Health Partners, Inc., a Delaware corporation with an address at 10586 W. Pico Blvd., #1096, Los Angeles, CA 90064 (“Assignee”), and Assignor have entered into an Intellectual Property Purchase Agreement (the “Agreement”) effective April 13, 2022, under which Assignor agreed to sell and Assignee agreed to purchase certain assets of Assignor, including the aforesaid Marks, the registrations thereof, and the goodwill associated therewith.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, convey and transfer unto Assignee, its successors and assigns, free and clear of any and all liens, restrictions, claims and encumbrances, Assignor’s entire right, title, and interest in and to the Marks together with all goodwill of the business represented and symbolized thereby with all rights of registration, maintenance, and protection thereof in any form, all rights to income, royalties, damages and payments now due or hereafter due or payable in respect thereto, and all rights of recovery and of legal action for past or future infringements and of interference proceedings and reexaminations involving such Marks.

This Assignment is deemed to be executed and delivered within the State of California, and it is the intention of the parties that it shall be construed, interpreted and applied in accordance with the laws of the State of California without regard to its conflicts of law principles.

IN WITNESS WHEREOF, Assignor has duly executed this Assignment this 11th day of May, 2022, to be effective as of April 13, 2022.

ASSIGNOR:		ASSIGNEE:
Parallax Behavioral Health, Inc.		Data Health Partners, Inc.

	/s/ David L. Stark		/s/ Calli R. Bucci
By:	Dr. David L. Stark	By:	Calli R. Bucci
Title:	Director, Chief Financial Officer	Title:	Director, Chief Financial Officer

Parallax Behavioral Health, Inc.Trademark Assignment

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EXHIBIT A

TRADEMARKS AND SERVICE MARKS

The Assignment refers to the Trademarks and service marks related to R.E.B.O.O.T. and COMPASS, as further described below:

1.“R.E.B.O.O.T.”  “R.E.B.O.O.T.” is an acronym for “Reliable Evidence Based Outcomes Optimization Technologies” and is a structured, scalable and sustainable software system used to identify, monitor, and evaluate a single user or an entire organization's progress towards mastery of any achievable task, objective or goal.

2.The “COMPASS Application.”  The COMPASS Application is a software program which features evidence-based content, decision support and real-time status updates for multiple stakeholders, all aimed at improving physical and behavioral health and wellness. The wealth of data collected through use of the software fuels machine learning algorithms that can be used to establish best practice predictive models to drive value-based health care and reduce lifetime health care spend.

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